Exhibit 99.1

FOR IMMEDIATE RELEASE

GEMSTAR-TV GUIDE SELLS SKYMALL TO SPIRE CAPITAL PARTNERS

LOS ANGELES, CA, December 5, 2005 — Gemstar-TV Guide International, Inc. (Nasdaq: GMST), announced today the sale of its SkyMall business to a private equity group composed of Spire Capital Partners and certain of its affiliates. The transaction, structured as a merger, closed on December 1, 2005.

“Gemstar-TV Guide is focused on building upon the company’s core assets including the TV Guide brand, our guidance technology and our leading entertainment and editorial data and content,” said Rich Battista, CEO, Gemstar-TV Guide. “SkyMall is not core to the company’s plans going forward, as we pursue our new cross-platform guidance strategy.”

Gemstar-TV Guide received sales proceeds of $52 million less an adjustment of approximately $9 million for working capital. In addition, the Company assumed approximately $4 million of SkyMall liabilities and retained approximately $12 million of SkyMall’s cash, cash equivalents, and marketable securities as of the closing date.

Founded in 1989, SkyMall is a specialty retailer that provides a large selection of premium-quality products and services to customers from a wide variety of merchants and partners. SkyMall is best known for its in-flight catalog, which is seen by approximately 88 percent of all U.S. airline passengers. Through its SkyMall.com Web site, SkyMall offers an expanded selection of products and services to online shoppers. Gemstar-TV Guide acquired SkyMall in 2001.

Goldsmith Agio Helms & Lynner, LLC, a boutique U.S. private investment banking firm acted as advisor to Gemstar-TV Guide in this transaction.

About Gemstar-TV Guide

Gemstar-TV Guide International, Inc. (NASDAQ:GMST) is a leading media and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company and the SkyMall transaction can be found at www.gemstartvguide.com.

This news release contains forward-looking statements that involve risks and uncertainties, including risks and uncertainties related to declines in our magazine publishing business; timely availability and market acceptance of products and services incorporating the Company’s technologies and content; our investment in new and existing businesses, including TV Guide magazine, TV Guide Spot and TV Guide Mobile™; limitations on our ability to control certain joint venture or partnership businesses; the impact of competitive products and pricing; ongoing and potential future litigation; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar and TV Guide are trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.

Contacts:

Media:

Bo Park, 212-852-7589

Whit Clay, 212-446-1864

Analysts and Investors:

Rob Carl, 323-817-4600